Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-4587 Fax (805) 499-3507 www.Amgen.com	1120 Veterans Blvd. South San Francisco, CA 94080 Telephone (650) 825-7000 Fax (650) 825-7303 www.Tularik.com

News Release

AMGEN TO ACQUIRE TULARIK FOR $1.3 BILLION

Adds Five Clinical Development Candidates to Amgen’s Pipeline

Further Strengthens Amgen’s Research Capabilities and Accelerates

Planned Expansion into a Major Biotechnology Hub

Amgen’s 2004 Guidance to Remain Between $2.30 and $2.40 Adjusted

Earnings Per Share

Tularik CEO to Join Amgen in Senior Role

Thousand Oaks, Calif. and South San Francisco, Calif. (March 29, 2004)—Amgen Inc. (NASDAQ: AMGN), the world’s largest biotechnology company, and Tularik Inc. (NASDAQ: TLRK), a pioneer in drug discovery related to cell signaling and the control of gene expression, today jointly announced that they have signed a definitive merger agreement whereby Tularik will become a wholly-owned subsidiary of Amgen in a stock-for-stock transaction. The acquisition will combine Amgen’s leadership in cellular and molecular biology and medicinal chemistry with Tularik’s innovation in gene regulation. It will also dramatically accelerate Amgen’s planned expansion into the San Francisco Bay area, a major biotechnology hub.

Under the terms of the agreement, Amgen, in a tax-free transaction, will exchange Tularik common stock for Amgen common stock in a ratio that fixes Tularik’s value at $25 per share based on the average Amgen stock price during a set number of trading days prior to the close of the transaction. The value of the transaction as of the anticipated closing date is expected to be approximately $1.3 billion, net of estimated cash to be acquired and net of Amgen’s existing ownership of Tularik of approximately 21 percent. In addition, there will be a one-time charge related to in-process research and development affecting GAAP earnings per share in the period during which the deal closes.

The transaction is expected to close in the second half of 2004. Financial guidance

AMGEN TO ACQUIRE TULARIK FOR $1.3 BILLION

previously provided on December 15, 2003 by Amgen for 2004 adjusted earnings per share will remain unchanged by this transaction. Amgen expects that this transaction will represent an incremental increase of approximately $100 million per year in Amgen’s investment in research and development for the next several years.

“Amgen is excited about combining with Tularik, a high-science company that is focused on grievous illnesses and that shares our culture,” said Kevin Sharer, chairman and chief executive officer of Amgen. “We are particularly pleased to have David Goeddel, a pioneer in biotechnology, join Amgen in a senior role.”

“Tularik’s research engine is a rare asset and a great strategic fit. Tularik has a strong team of scientists who share our desire to develop important new therapeutics in inflammation, metabolic diseases and oncology. Amgen and Tularik have complementary chemistry expertise and compound libraries that together strengthen and broaden our discovery capabilities,” said Roger M. Perlmutter, M.D., Ph.D., executive vice president research and development of Amgen. “David Goeddel has built a great organization that will be strengthened by Amgen’s significant additional resources including capabilities in protein, antibody, and small molecule modalities, development expertise and commercial power.”

Upon the closing of the transaction, Dr. Goeddel will become Site Head of Amgen San Francisco, overseeing its research projects on an ongoing basis as well as assisting in the strategic direction of Amgen’s pipeline.

“Amgen has recognized the value of our employees and our ability to consistently and successfully bring small molecules into the clinic,” said David V. Goeddel, Ph.D., founder and chief executive officer of Tularik. “We built Tularik to improve patients’ lives through the creation of novel and superior medicines that regulate gene expression. Amgen supports this mission, and the combination will allow Tularik researchers to continue with the additional benefit of access to Amgen’s global research, development and commercialization capabilities.”

The terms of the previous collaboration provided for Amgen and Tularik to jointly embark on multiple oncology-related drug discovery and development programs over a five-year period. Under this agreement, Amgen committed to pay Tularik up to $21 million per program, $50 million in committed research funding over a five-year period and royalties on net commercial sales of Amgen products resulting from the collaboration. In aggregate, Amgen had committed to pay $125 million in funding and potentially additional significant success related payments.

As a result of this acquisition Amgen will add Tularik’s five novel clinical programs and approximately 300 Tularik research scientists in therapeutic areas of interest. Tularik programs include potential treatments for cancer (hepatocellular, gastric and esophageal) as well as potential treatments for inflammatory diseases, type 2 diabetes and obesity.

The boards of directors of Amgen and Tularik have approved the transaction, which is

AMGEN TO ACQUIRE TULARIK FOR $1.3 BILLION

subject to clearance under the Hart-Scott-Rodino Anti-Trust-Improvement Act. This transaction is also subject to the approval of the stockholders of Tularik and other customary closing conditions.

About Tularik

Tularik is engaged in the discovery and development of a broad range of novel and superior orally available medicines that act through the regulation of gene expression. Tularik’s scientific platform is focused on three therapeutic areas: cancer, inflammation and metabolic disease. Tularik currently has five drug candidates in clinical trials. In the cancer area, Tularik is currently conducting a pivotal study of T67 for the treatment of hepatocellular carcinoma and Phase 2 trials with T607 for the treatment of gastric and esophageal cancer. T487, for the treatment of inflammatory diseases, and T131, for the treatment of type 2 diabetes, are in Phase 2 trials to evaluate safety and pharmacokinetic parameters. T71 for the treatment of obesity has recently commenced Phase 1 trials.

About Amgen

Amgen is a global biotechnology company that discovers, develops, manufactures and markets important human therapeutics based on advances in cellular and molecular biology.

Additional Information about the Merger and Where to Find It

In connection with Amgen’s proposed acquisition of Tularik (“Acquisition”), Tularik intends to file a proxy statement and other relevant materials and Amgen intends to file a registration statement/prospectus and other relevant materials, with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS OF AMGEN AND TULARIK ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AMGEN, TULARIK AND THE ACQUISITION. The proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Amgen or Tularik with the SEC, may be obtained free of charge at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Amgen by directing a written request to: Amgen Inc., One Amgen Center Drive, Thousand Oaks, CA 91320-1799, Attn: Investor Relations. Investors and security holders may obtain free copies of the documents filed with the SEC by Tularik by contacting Tularik Inc., Attn: Investor Relations at 1120 Veterans Blvd., South San Francisco, CA 94080. Investors and security holders are urged to read the proxy statement, prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the Acquisition.

Amgen, Tularik and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Tularik in favor of the Acquisition. Information about those executive officers and directors of Amgen and their ownership of Amgen common stock is set forth in the Amgen Form 10-K for the year ended December 31, 2003, which was filed with the SEC on March 11, 2004.

AMGEN TO ACQUIRE TULARIK FOR $1.3 BILLION

Information about the executive officers and directors of Tularik and their ownership of Tularik common stock is set forth in the proxy statement for Tularik’s 2004 Annual Meeting of Stockholders, which was filed with the SEC on March 17, 2004. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Amgen, Tularik and their respective executive officers and directors in the Acquisition by reading the proxy statement/prospectus regarding the Acquisition when it becomes available.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about future financial and operating results and Amgen’s anticipated acquisition of Tularik. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, statements of expected synergies, dilution, financial guidance, timing of closing, industry ranking, execution of integration plans and management and organizational structure are all forward-looking statements. Risks, uncertainties and assumptions include the possibility that the development of certain products may not develop as expected or proceed as planned; that the Acquisition does not close or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; that prior to the closing of the Acquisition, the businesses of the companies suffer due to uncertainty; that the parties are unable to successfully execute their integration strategies, or achieve planned synergies, as well as other risks that are discussed below and others that can be found in Amgen’s and Tularik’s Form 10-Ks for the year ended December 31, 2003, and in Amgen’s and Tularik’s periodic reports on Form 10-Q and Form 8-K.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Amgen’s results may be affected by its ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of Amgen products are affected by reimbursement policies imposed by third party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible U.S. legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, Amgen’s research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. Amgen, or others could identify side effects or manufacturing problems with Amgen’s products after they are on the market. In addition, Amgen competes with other companies with respect to some of its marketed products as well as for the discovery and development of new products.

AMGEN TO ACQUIRE TULARIK FOR $1.3 BILLION

Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while Amgen routinely obtain patents for its products and technology, the protection offered by its patents and patent applications may be challenged, invalidated or circumvented by its competitors. Further, some raw materials, medical devices, and component parts for Amgen’s products are supplied by sole third party suppliers.

Amgen and Tularik are providing this information as of the date of this news release and neither Amgen nor Tularik undertakes any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

CONTACT:

Amgen, Thousand Oaks

Christine Cassiano (805) 447-4587 (media)

Cary Rosansky (805) 447-1060 (investors)

TULARIK, South San Francisco

Andrew Perlman, M.D., Ph.D. (650) 825-7314

Alicia Williams (650) 825-7322

Amgen Inc. Reconciliation of “Adjusted” Earnings Guidance to GAAP Earnings Guidance for the Year Ended December 31, 2004	2004
“Adjusted” earnings per share guidance	2.30 - $ 2.40
Known adjustments to arrive at GAAP earnings:
Amortization of acquired intangible assets(1)	(0.16)
Merger related retention expenses(2)	(0.01)
Write off of Tularik acquired in-process R&D and other merger-related expenses	—(3)
GAAP earnings per share guidance	$ 2.13 - $ 2.23

(1)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL®, related to the Immunex acquisition. The total annual non-cash charge is currently estimated to be approximately $340 million, pre-tax.

(2)	To exclude the incremental compensation payable to certain Immunex employees principally under the Immunex short-term retention plan. The total estimated remaining costs of such retention benefits is approximately $25 million pre-tax, and will be incurred through the quarter ending June 30, 2004.

(3)	In connection with the acquisition of Tularik, Amgen will incur a one-time expense associated with writing off the acquired in-process research and development . In addition, Amgen will incur other merger-related expenses. As the final amount of such expenses has not yet been determined, no adjustment is reflected above.

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EDITOR’S NOTE: An electronic version of this news release may be accessed via Amgen’s Web site at www.amgen.com and Tularik’s Web site www.tularik.com. Journalists and media representatives may sign up to receive all Amgen news releases electronically at time of announcement by filling out a short form in the Media section of the Web site.